Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 We consent to the use in this Registration Statement on Form S-1 of Nuwellis, Inc. and subsidiary filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 3, 2022, with respect to our audit of the consolidated financial statements of Nuwellis, Inc. and subsidiary for the years ended December 31, 2021 and 2020 which are incorporated by reference in this Registration Statement. We also consent to the reference to us under the caption “Experts” in the prospectus, which is a part of Amendment No. 5 to the Registration Statement on Form S‑1/A of Nuwellis, Inc. and subsidiary (File No. 333-267368) incorporated by reference into this Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
October 13, 2022